Ceasing Control of Credit Suisse Managed Futures Strategy Fund A

As of April 30, 2015 Charles Schwab owned 1,074,701 shares of the Fund which represented 39.94% of the Fund. As of October 31, 2015, Charles Schwab owned 231,952 shares of the Fund, which represented less than 25% of the Fund. Accordingly, Charles Schwab ceased to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Managed Futures Strategy Fund C

As of April 30, 2015 Pershing LLC owned 150,394 shares of the
Fund which represented 63.49% of the Fund.  As of October 31,
2015, Pershing owned 152,927 shares of the Fund, which represented 59.03% of the Fund. Accordingly, Pershing continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Managed Futures Strategy Fund I

As of April 30, 2015 Merchant Holdings ("Shareholder") owned 4,685,979 shares of the Fund which represented 76.36% of the Fund. As of October 31, 2015, Merchant Holdings ("Shareholder") owned 4,685,979 shares of the Fund, which represented 74.50% of the outstanding shares. Accordingly, Shareholder continues to be a controlling person of the Fund